CONSENT OF COUNSEL

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for each portfolio of AIM Sector Funds (Invesco Sector Funds) (the “Trust”) included in Post-Effective Amendment No. 108 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-85905), and Amendment No. 108 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-03826), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

May 23, 2019